Exhibit 10.7

AMENDMENT TO AGREEMENT

This Amendment to Agreement (“Amendment”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd”) and George C. Carpenter, IV (hereinafter “Employee”) is effective as of the last date set forth below (the “Effective Date”).

On or about September 7, 2007, Employee and Mynd entered into the above Agreement for at will employment.

The parties agree that the Agreement will be amended as follows: Mr. Carpenter’s annual salary will be reduced from $270,000 to $206,250. Further, upon the effective date of this Amendment, Mr. Carpenter is granted either 34,380 shares of common or an option to purchase 56,000 shares of common stock at the Employee’s option. The shares or options will vest quarterly. If the Employee’s relationship with the Company is terminated, the above grant will be pro-rated. The parties agree to review this modification on or before December 31, 2018.

Except as expressly modified by this Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations to the parties. This Amendment and the Agreement (including any written amendments thereto), collectively, are the complete agreement of the parties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

Agreed and Accepted:

Date: April 13, 2018		Date: April 19, 2018

Employee		MYnd Analytics, Inc.

By:	/s/ George Carpenter	By:	/s/ Don D’Ambrosio
	George Carpenter		Don D’Ambroso, CFO

X	34,380 shares

56,000 options of common stock